As filed with the Securities and Exchange Commission on April 15, 2013

Registration No. 333-180102

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

METALS USA HOLDINGS CORP.

(Exact name of registrant as specified in charter)

Delaware	20-3779274
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2400 E. Commercial Blvd., Suite 905 Fort Lauderdale, Florida	33308
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 202-4000

William A. Smith, II

Senior Vice President and Chief Legal Officer

2400 E. Commercial Blvd., Suite 905

Fort Lauderdale, Florida 33308

(954) 202-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John B. Beckman

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

(202) 637-5600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-180102 of Metals USA Holdings Corp. (the “Company”) on Form S-3, filed with the Securities and Exchange Commission on March 14, 2012 (the “Registration Statement”), registering an unspecified amount of the Company’s common stock, $0.01 par value per share (the “Common Stock”), preferred stock, $0.01 par value per share, stock purchase contracts, warrants and debt securities.

On April 12, 2013, the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 6, 2013, by and among the Company, Reliance Steel & Aluminum Co. (“Reliance”) and RSAC Acquisition Corp., a wholly-owned subsidiary of Reliance (“Merger Sub”). Pursuant to the Merger Agreement, the Company was acquired by Reliance through a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Reliance. At the effective time of the Merger, each outstanding share of the Company’s Common Stock (other than dissenting shares, treasury shares, shares owned by Reliance and its subsidiaries and shares owned by any subsidiary of the Company) was cancelled and converted into the right to receive $20.65 in cash, without interest. Also at the effective time of the Merger, all of the Company’s outstanding equity awards were cancelled and converted into the right to receive consideration as described in the Merger Agreement.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Metals USA Holdings Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 15th day of April, 2013.

METALS USA HOLDINGS CORP.

By:	/s/ David H. Hannah
Name:	David H. Hannah
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ David H. Hannah David H. Hannah	Chief Executive Officer and Director (Principal Executive Officer)	April 15, 2013

/s/ Karla R. Lewis Karla R. Lewis	Senior Vice President, Chief Financial Officer, Secretary and Director (Principal Financial Officer; Principal Accounting Officer)	April15, 2013

/s/ Gregg J. Mollins Gregg J. Mollins	Director	April 15, 2013

/s/ James D. Hoffman James D. Hoffman	Director	April 15, 2013